EXHIBIT 99.3

SECOND AMENDMENT
TO THE
BIOSIG TECHNOLOGIES, INC. 2012 EQUITY INCENTIVE PLAN

This SECOND AMENDMENT TO THE BIOSIG TECHNOLOGIES, INC. 2012 EQUITY INCENTIVE PLAN (this “Amendment”), effective as of October 14, 2014, is made and entered into by BioSig Technologies, Inc., a Delaware corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall the meanings ascribed to such terms in the BioSig Technologies, Inc. 2012 Equity Incentive Plan (the “Plan”).

RECITALS

WHEREAS, Section 18 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time; and

WHEREAS, the Board desires to amend the Plan, to increase the number of shares of Common Stock that may be delivered pursuant to Awards under the Plan by an additional two million eight hundred thousand (2,800,000) shares.

NOW, THEREFORE, in accordance with Section 18 of the Plan, the Company hereby amends the Plan as follows:

1.           Section 3(a) of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 3(a):

(a) Stock Subject to the Plan.  Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan is 7,306,123 Shares, plus (i) any Shares that, as of the date of initial stockholder approval of this Plan, have been reserved but not issued pursuant to any awards granted under the BioSig Technologies, Inc. 2011 Long-Term Incentive Plan (the “2011 Plan”) and are not subject to any awards granted thereunder, and (ii) any Shares subject to stock options or similar awards granted under the 2011 Plan that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 2011 Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to clauses (i) and (ii) equal to 1,500,000 Shares. The Shares may be authorized but unissued, or reacquired Common Stock.

2.            Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

* * * * * * * *

[Remainder of Page Intentionally Left Blank
Signature Page Follows.]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

BIOSIG TECHNOLOGIES, INC.

By:          /s/ Kenneth L. Londoner
Name:     Kenneth L. Londoner
Title:       Chairman of the Board of Directors